                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                MBNA Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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
                            [MBNA CORPORATION LOGO]


                                MBNA CORPORATION
                           WILMINGTON, DELAWARE 19884

                         ------------------------------

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                         ------------------------------

     The 1999 Annual Meeting of the Stockholders of MBNA Corporation will be held at the Corporation's international headquarters located at 1100 North King Street, Wilmington, Delaware on April 26, 1999 at 11:00 a.m., for the following purposes:

     1. To elect seven directors to serve until the next annual meeting and until their successors are elected and qualify;

     2. To consider and act upon a proposal to amend the 1997 Long Term Incentive Plan to provide for additional shares for grants and to place certain restrictions on grants made under the Plan;

     3. To consider and act upon a stockholder proposal, opposed by the Board of Directors, which is described in the accompanying proxy statement; and

     4. To transact whatever other business may properly be brought before the meeting.

     Only holders of record of the Corporation's common stock at the close of business on February 26, 1999 are entitled to notice of and to vote at the meeting.

     Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own stock beneficially through a bank, broker or otherwise, will be admitted to the annual meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

                                           John W. Scheflen
                                           Secretary

March 19, 1999

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY.

                                MBNA CORPORATION
                           WILMINGTON, DELAWARE 19884

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

     This Proxy Statement is furnished in connection with the solicitation by MBNA Corporation (the "Corporation") of proxies to be voted at its Annual Meeting of Stockholders to be held at 11:00 a.m. on April 26, 1999, at the Corporation's international headquarters located at 1100 North King Street, Wilmington, Delaware and at any adjournment thereof. This Proxy Statement was first mailed or given to holders of the Corporation's common stock on March 19, 1999.

     Solicitation of proxies may be made by mail, personal interview, telephone and fax by directors, officers and employees of the Corporation. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of up to $7,500 plus reimbursement of expenses. Expenses for such solicitation will be borne by the Corporation. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have beneficial interests in the common stock of the Corporation registered in names of nominees.

     Any proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, by written notice to the Secretary of the Corporation at the address set forth above or by oral or written statement at the meeting. Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors.

     Only holders of record of the Corporation's common stock at the close of business on February 26, 1999 are entitled to notice of and to vote at the meeting. On the record date the Corporation had 801,781,250 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote. There is no provision for cumulative voting.

     A quorum for the meeting requires the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. The election of directors requires a plurality of the votes cast at the meeting. The approval of the amendment to the 1997 Long Term Incentive Plan requires the affirmative vote of a majority of the votes cast at the meeting (provided that at least 50% of the shares entitled to vote are voted). The approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast at the meeting.

     Stockholders will vote at the meeting by ballot and votes cast at the meeting in person or by proxy will be tallied by the Corporation's transfer agent. Shares held by stockholders present at the meeting in person who do not vote and ballots marked "abstain" or "withheld" will be counted as present at the meeting for quorum purposes, but will not be considered to be voted at the meeting. "Broker non-votes" (i.e., shares represented by proxies, received from a broker or nominee, indicating that the broker or nominee has not voted the shares on a matter with respect to which the broker or nominee does not have discretionary voting power) will be treated as abstentions -- present at the meeting, but not voted.

     All common stock share numbers and prices included herein have been adjusted to reflect the three-for-two split of the Corporation's common stock effected as a dividend paid October 1, 1998 to stockholders of record on September 15, 1998.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of February 26, 1999, with respect to beneficial ownership of shares of the Corporation's common stock by each nominee for director, by each named executive officer, by all directors and executive officers as a group, and by each person known to the Corporation to own beneficially 5% or more of the common stock.

                                   MANAGEMENT

                                                                                    PERCENT OF
                            NAME                                NUMBER OF SHARES    OUTSTANDING
                            ----                                ----------------    -----------
Alfred Lerner(1)............................................       104,660,902           13%
 Wilmington, Delaware 19884
James H. Berick, Esq.(2)....................................           298,526            *
Charles M. Cawley(3)........................................         3,575,369            *
Benjamin R. Civiletti, Esq.(4)..............................           205,377            *
John R. Cochran, III(5).....................................         3,843,417            *
Bruce L. Hammonds(6)........................................         2,815,756            *
M. Scot Kaufman(7)..........................................         2,271,520            *
Randolph D. Lerner, Esq.(8).................................           278,277            *
Stuart L. Markowitz, M.D.(9)................................         1,011,719            *
Michael Rosenthal, Ph.D.(10)................................           281,763            *
All directors and executive officers as a group(11).........       127,395,616           15%

                                    INVESTMENT ADVISOR(12)

Alliance Capital Management L.P. and affiliates (13)........        70,726,958            9%
 1290 Avenue of the Americas
 New York, New York 10104

------------------------------
* Less than 1% of the shares outstanding.

(1) Includes 1,629,647 restricted shares of which 919,397 were issued in full payment of Mr. Lerner's prior years' bonuses at his request. See "Executive Compensation -- Summary Compensation Table." Also includes 6,843,750 shares subject to options exercisable within 60 days; does not include 1,125,000 shares subject to options exercisable at later dates.

(2) Includes 278,276 shares subject to options exercisable within 60 days; does not include 53,099 shares owned by Mr. Berick's wife and sons as to which Mr. Berick disclaims beneficial ownership.

(3) Includes 922,410 restricted shares, 2,445,451 shares subject to options exercisable within 60 days and 107,700 shares with shared voting and investment power, which shares are held by a private foundation of which Mr. Cawley is a trustee and president; does not include 1,216,127 shares subject to options exercisable at later dates.

(4) Includes 202,340 shares subject to options exercisable within 60 days.

(5) Includes 532,048 restricted shares and 3,175,971 shares subject to options exercisable within 60 days; does not include 1,100,250 shares subject to options exercisable at later dates.

(6) Includes 548,548 restricted shares and 2,151,918 shares subject to options exercisable within 60 days; does not include 1,100,250 shares subject to options exercisable at later dates.

(7) Includes 376,947 restricted shares and 38,250 shares owned by Mr. Kaufman's wife, 7,593 shares owned by his daughter, 7,593 shares owned by his son, and 1,594,438 shares subject to options exercisable within 60 days; does not include 968,625 shares subject to options exercisable at later dates.

 (8) Includes 202,340 shares subject to options exercisable within 60 days.

 (9) Includes 731,925 shares owned by Dr. Markowitz' wife and 278,276 shares subject to options exercisable within 60 days.

(10) Includes 272,651 shares subject to options exercisable within 60 days; does not include 13,668 shares owned by Dr. Rosenthal's wife as to which Dr. Rosenthal disclaims beneficial ownership.

(11) Reflects shares beneficially owned by the ten directors and officers named and by ten other executive officers. Includes 5,784,960 restricted shares and 23,179,779 shares subject to options exercisable within 60 days; does not include 14,393,437 shares subject to options exercisable at later dates. Includes 115,292 shares with shared voting and investment power. With respect to the restricted shares, the holder has sole voting power and no investment power. Unless otherwise indicated, all other shares are owned with sole voting and investment powers. No director or executive officer of the Corporation beneficially owns any shares of the Corporation's preferred stock.

(12) The beneficial owner in this category has provided a Schedule 13G to the Corporation in which it certified that it acquired the shares of the Corporation's common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

(13) According to their report on Schedule 13G, as of December 31, 1998, Alliance Capital Management L.P. ("Alliance") and certain affiliates of Alliance (together with their parent corporations The Equitable Companies Incorporated, AXA, and certain AXA affiliates) were deemed to own in the aggregate 141,567,837 shares, or 19%, including 2,281,825 shares with respect to which they have the right to acquire beneficial ownership, of the Corporation's common stock primarily held for investment advisory clients. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. The table includes 70,726,958 shares which the reporting persons had sole power to vote. In addition, according to the Schedule 13G, the reporting persons had no power to vote 33,707,922 shares, shared power to vote 37,132,957 shares, sole power to dispose of 141,497,334 shares, shared power to dispose of 61,748 shares, and no power to dispose of 8,755 shares.

                             ELECTION OF DIRECTORS

     The Board of Directors has proposed seven nominees for election as directors to serve for the coming year and until their successors are elected and qualify. All of the nominees are currently directors of the Corporation. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. The Board does not intend to select another nominee if any current nominee should be unable to serve. All of the Corporation's directors also serve as directors of MBNA America Bank, N.A. (the "Bank"), the Corporation's principal subsidiary.

             NAME                 AGE                            POSITION
------------------------------    ---    --------------------------------------------------------
Alfred Lerner                     65     Chairman and Chief Executive Officer of the Corporation
Charles M. Cawley                 58     President of the Corporation; Chairman and Chief
                                         Executive Officer of the Bank
James H. Berick, Esq.             65     Chairman, Berick, Pearlman & Mills Co., L.P.A.,
                                         attorneys
Benjamin R. Civiletti, Esq.       63     Chairman, Venable, Baetjer and Howard, LLP, attorneys
Randolph D. Lerner, Esq.          37     Partner, Securities Advisors, L.P., investments
                                         management
Stuart L. Markowitz, M.D.         51     Internist and Managing Partner, Drs. Markowitz,
                                         Rosenberg, Stein & Associates, physicians
Michael Rosenthal, Ph.D.          61     Professor of English, Columbia University

     Mr. Alfred Lerner has been Chief Executive Officer of MBNA Corporation and Chairman of its Board of Directors since January 1991 and a director of the Bank since December 1991. Mr. Lerner served as Chairman of the Board and Chief Executive Officer of MNC Financial, Inc. ("MNC Financial") from September 1990 to July 1991 and as Chairman of the Board from July 1991 to October 1993. He also served as Chairman of the Board of Equitable Bancorporation from July 1983 until it merged with MNC Financial in January 1990. He has been Chairman of The Town and Country Trust since August 1993 and was Chief Executive Officer from August 1993 to October 1997. He has been Chairman and owner of the Cleveland Browns since October 1998. A graduate of Columbia University and Vice Chairman of its Board of Trustees, Mr. Lerner also is President of the Cleveland Clinic Foundation and a member of its Board of Trustees. He is also a trustee of Case Western Reserve University and a member of the Board of Directors of the Marine Corps Law Enforcement Foundation.

     Mr. Cawley has been President and a director of the Corporation and Chairman and Chief Executive Officer of the Bank since January 1991. He was the senior operating executive that formed the Bank in 1982. He has served as Chief Executive Officer of the Bank since 1990, and as President since 1985. He has been a director of the Bank since 1982. He serves on the Boards of Georgetown University, the University of Delaware, the Eisenhower Exchange Fellowships, the American Architectural Foundation and the Marine Corps Law Enforcement Foundation. He is Chairman of the Board of the Grand Opera House in Wilmington, Delaware.

     Mr. Berick has been a director of the Corporation since January 1991 and a director of the Bank since April 1991. He has been Chairman of Berick, Pearlman & Mills Co., L.P.A. since July 1986. He is a director of The Town and Country Trust. He was a director of Equitable Bancorporation from 1984 until January 1990, when it merged into MNC Financial, of Equitable Bank, N.A. from 1984 to July 1990, when it merged into Maryland National Bank, and of Maryland National Bank from July 1990 to January 1991.

     Mr. Civiletti has been a director of the Corporation and the Bank since April 1993. He served as Managing Partner of Venable, Baetjer and Howard, LLP, from 1987 to 1993 and Chairman since

1993. He was Attorney General of the United States from 1979 to 1981. He is Chairman of the Board of GBMC Healthcare, Inc., and a director of Bethlehem Steel Corporation, Wackenhut Corrections Corporation and The Wackenhut Corporation.

     Mr. Randolph D. Lerner has been a director of the Corporation and the Bank since April 1993. He is a partner in Securities Advisors, L.P., the successor to R.D. Lerner Securities, Inc., which he has managed since September 1991. He is Chairman of the Board of Trustees of the New York Academy of Art, and a member of the Boards of Trustees of the Hospital for Special Surgery in New York City and the New York Legal Assistance Group. He is a member of the District of Columbia and New York Bar Associations and is Alfred Lerner's son.

     Dr. Markowitz has been a director of the Corporation and the Bank since April 1991. He is an internist and Managing Partner of Drs. Markowitz, Rosenberg, Stein & Associates, a private medical practice, and is Clinical Professor at Case Western Reserve University, College of Medicine, where he has taught since 1976. He is a member of the Medical Board and a volunteer physician for The Jewish Children's Bureau in Cleveland.

     Dr. Rosenthal has been a director of the Corporation and the Bank since April 1991. He has taught at Columbia University since 1964, served as Associate Dean responsible for academic administration from 1972 to 1989 and has been Professor of English since 1989. He is a member of the Authors Guild.

     Mr. Civiletti (Chairman) and Drs. Markowitz and Rosenthal serve as the Audit Committee. Mr. Berick (Chairman), Mr. Civiletti, and Drs. Markowitz and Rosenthal serve as the Compensation Committee, and Drs. Markowitz and Rosenthal serve as the Stock Option Committee. The Audit Committee supervises the Corporation's internal corporate auditors, approves the selection of independent auditors, reviews the scope of services and reports of the independent auditors and reviews financial reports with management and the independent auditors. The Compensation Committee approves the compensation of the Corporation's senior executives and administers the Senior Executive Performance Plan. The Stock Option Committee administers the Corporation's 1991 and 1997 Long Term Incentive Plans.

     During 1998, the Board of Directors held ten meetings, the Audit Committee held five meetings, the Compensation Committee held one meeting and the Stock Option Committee held one meeting. Each of the directors attended at least 75% of the board and applicable committee meetings held during 1998.

     The directors of the Corporation who are not officers each received $40,000 for their services in 1998, and $1,500 for each meeting of the Board of Directors or committee attended. Directors who are not officers of the Corporation may elect to defer their annual retainer and meeting fees pursuant to the Corporation's deferred compensation plan.

     During 1998, each director who is not an officer received an option for 5,000 shares of the Corporation's common stock pursuant to the Corporation's 1997 Long Term Incentive Plan. Under the 1997 Plan, each director who is not an officer receives an option for 5,000 shares of common stock upon election to the Board and on January 2 of each year thereafter. The exercise price of the options is the fair market value of the common stock on the grant date. The options are exercisable immediately and have a term of ten years but expire sooner if the holder ceases to be a director.

     The election of directors requires a plurality of the votes cast at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid or accrued to the Corporation's Chairman and Chief Executive Officer and the four other most highly compensated executives of the Corporation for services to the Corporation in 1996, 1997 and 1998.

SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                          ANNUAL COMPENSATION                  COMPENSATION
                                                ---------------------------------------   -----------------------
                                                                                                  AWARDS
                                                                                          -----------------------
                                                                              OTHER                    NUMBER OF
                                                                             ANNUAL                    SECURITIES   ALL OTHER
                                                                             COMPEN-      RESTRICTED   UNDERLYING    COMPEN-
      NAME AND PRINCIPAL POSITION        YEAR     SALARY       BONUS      SATION(1)(2)    SHARES(3)     OPTIONS     SATION(4)
---------------------------------------  ----   ----------   ----------   -------------   ----------   ----------   ---------
Alfred Lerner                            1998   $1,500,000   $3,000,000*    $      0      $1,255,000     600,000    $      0
  Chairman and Chief Executive Officer   1997    1,500,000    3,000,000*           0       1,563,750   1,125,000           0
  of the Corporation                     1996    1,515,000    3,000,000            0       1,585,000     675,000           0

Charles M. Cawley                        1998    1,500,000    3,000,000      344,122       1,255,000     600,000     352,703
  President of the Corporation;          1997    1,500,000    3,000,000      122,929       1,563,750   1,125,000     353,083
  Chairman  and Chief Executive          1996    1,515,000    3,000,000       71,465       1,585,000     675,000     135,550
  Officer of the  Bank

John R. Cochran III                      1998    1,000,000    2,000,000      143,055       1,255,000     375,000     158,012
  Senior Executive Vice President of     1997    1,000,000    2,000,000       33,009       1,042,500     675,000     158,766
  the Corporation; Executive Vice        1996      888,000    1,865,000      286,448         792,500     337,500     401,328
  Chairman and Chief Marketing
  Officer of the Bank

Bruce L. Hammonds                        1998    1,000,000    2,000,000      153,847       1,255,000     375,000     170,847
  Senior Executive Vice President of     1997    1,000,000    2,000,000       25,546       1,042,500     675,000     171,612
  the Corporation; Executive Vice        1996      888,000    1,865,000       60,968         792,500     337,500      74,183
  Chairman and Chief Operating Officer
  of the Bank

M. Scot Kaufman                          1998      900,000    1,800,000      180,790       1,255,000     300,000     170,134
  Executive Vice President and Chief     1997      871,145    1,800,000       34,168         781,875     675,000     168,857
  Financial Officer of the Corporation;  1996      756,500    1,500,000       85,619         891,868     253,125      78,341
  Senior Vice Chairman and Chief
  Financial Officer of the Bank

------------------------------

* Mr. Lerner's bonuses for 1997 and 1998 were paid in restricted shares of the Corporation's common stock, at his request. For Mr. Lerner, the "Bonus" column for 1997 and 1998 includes the value (based on the market price on the date of issuance) of restricted shares issued to him.

(1) For 1998, includes $144,415 for personal assistants for Mr. Cawley. For 1997, includes $45,578 for airplane use and $62,775 for a personal assistant for Mr. Cawley.

(2) For 1998, includes a one-time $120,000 payment (in cash or combination of cash and the value of an automobile transferred to the executive) to the named and certain other senior executive officers in connection with the termination of the Corporation's automobile program for all senior officers. In prior years the Corporation provided an automobile for business and personal use for senior executive officers.

(3) The number of restricted shares held at December 31, 1998, including the restricted shares issued to Mr. Lerner in payment of his 1998 bonus at his request, and the value of these shares calculated by multiplying the number of shares held by the closing price of the common stock on December 31, 1998, were: Mr. Lerner, 1,629,647 shares, $40,435,616; Mr. Cawley, 922,410 shares, $22,887,298; Mr. Cochran, 532,048 shares, $13,201,441; Mr. Hammonds,
    548,548 shares, $13,610,847; and Mr. Kaufman, 376,947 shares, $9,352,997.
    Dividends are paid on restricted shares from the grant date.

(4) Includes premiums paid by the Corporation in 1998 on term life insurance (Mr. Cawley, $18,032; Mr. Cochran, $6,950; Mr. Hammonds, $7,730; and Mr. Kaufman, $7,310); premiums paid by the Corporation in 1998 on split dollar life insurance policies, ALL OF WHICH WILL BE REPAID TO THE CORPORATION NOT LATER THAN THE DEATH OF THE EXECUTIVE (Mr. Cawley, $278,446; Mr. Cochran, $113,237; Mr. Hammonds, $125,805; and Mr. Kaufman, $120,161); above-market earnings on deferred compensation in 1998 (Mr. Cawley, $2,625; Mr. Cochran, $4,225; Mr. Hammonds, $3,712; and Mr. Kaufman, $13,063); and contributions made by the Corporation in 1998 to its deferred compensation plan (Mr. Cawley, $53,600; Mr. Cochran, $33,600; Mr. Hammonds, $33,600; and Mr. Kaufman, $29,600). Mr. Lerner did not receive any of these benefits, at his request.

1998 OPTION GRANTS

     The following table sets forth information concerning stock option grants to the named executive officers made in 1998.

                                                   INDIVIDUAL GRANTS
                                   -------------------------------------------------
                                    NUMBER OF    % OF TOTAL
                                   SECURITIES     OPTIONS
                                   UNDERLYING    GRANTED TO   EXERCISE
                                     OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION      GRANT DATE
              NAME                 GRANTED(1)     IN 1998       SHARE        DATE      PRESENT VALUE(2)
              ----                 ----------    ----------   ---------   ----------   ----------------
Alfred Lerner....................    600,000        5.76%      $22.33      6/30/08        $4,182,000
Charles M. Cawley................    600,000        5.76%       22.33      6/30/08         4,182,000
John R. Cochran III..............    375,000        3.60%       22.33      6/30/08         2,613,750
Bruce L. Hammonds................    375,000        3.60%       22.33      6/30/08         2,613,750
M. Scot Kaufman..................    300,000        2.88%       22.33      6/30/08         2,091,000

------------------------------
(1) These options were exercisable upon grant.

(2) Amounts reflect the estimated present value of the grant as of the grant date using the Black-Scholes option pricing model. The following assumptions were used: (1) average expected life of 5 years; (2) expected volatility or fluctuation of the Corporation's stock price of 30.5% each year calculated based on historical fluctuations; (3) expected dividend yield for the Corporation's stock of 1.59% calculated based on historical yield; and (4) discount for present value based on an annual rate of return of 5.48%, which was the approximate rate, at the time of grant of the options, for zero coupon U.S. government securities with maturities equal to the expected lives of the options. This estimate of value has been included solely for purposes of disclosure in accordance with the rules of the Securities and Exchange Commission. The actual value of the options will depend on the fair market value of the Corporation's common stock on the dates the options are exercised. No realization of value is possible without an increase in the price of the Corporation's common stock, which would benefit all stockholders.

AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

     The following table sets forth information concerning stock options exercised by the named executive officers during 1998 and the values at year end 1998 of unexercised options held by these executive officers.

                                                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED              IN-THE-MONEY
                         SHARES                        OPTIONS AT 12/31/98          OPTIONS AT 12/31/98(2)
                       ACQUIRED ON      VALUE      ---------------------------   ----------------------------
        NAME            EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   ------------   -------------
Alfred Lerner........           0    $         0    6,843,750      1,125,000     $122,698,048    $13,101,562
Charles M. Cawley....   2,678,968     47,581,959    3,090,326      1,216,127       47,939,155     14,901,391
John R.
 Cochran III.........     242,500      5,024,129    3,175,971      1,100,250       57,040,588     15,289,953
Bruce L. Hammonds....     107,109      2,025,991    2,354,207      1,100,250       39,704,264     15,289,953
M. Scot Kaufman......     175,541      3,473,978    1,744,838        968,625       29,173,041     12,961,508

------------------------------
(1) Represents the difference between the fair market value of the shares of common stock for which options were exercised in 1998 less the exercise price of the options.

(2) Represents the difference between the fair market value of the option shares (based on $24.8125 per share, the closing price of the common stock on the New York Stock Exchange on December 31, 1998) and the exercise price of the options.

RETIREMENT PLANS

     The maximum annual retirement benefit permitted by law for a qualified defined benefit pension plan for 1999 is $130,000. The limit is adjusted periodically for inflation. The following table sets forth approximate annual retirement benefits for retirement at age 65 which would be payable under the Corporation's defined benefit pension plan if not limited by law. The table is included in accordance with the rules of the Securities and Exchange Commission.

                                     YEARS OF SERVICE
AVERAGE ANNUAL   --------------------------------------------------------
 COMPENSATION       15         20         25          30           35
--------------   --------   --------   --------   ----------   ----------
1,000,000..      $267,521   $356,694   $445,868   $  535,041   $  600,041
1,100,000..       294,521    392,694    490,868      589,041      660,541
1,200,000..       321,521    428,694    535,868      643,041      721,041
1,300,000..       348,521    464,694    580,868      697,041      781,541
1,400,000..       375,521    500,694    625,868      751,041      842,041
1,500,000..       402,521    536,694    670,868      805,041      902,541
2,000,000..       537,521    716,694    895,868    1,075,041    1,205,041

------------------------------
The current maximum annual retirement benefit permitted by law is $130,000.

     Credited years of service and current compensation covered by the pension plan for the persons named in the Summary Compensation Table are as follows: Mr. Lerner, 15 years and $2,000,000; Mr. Cawley, 25 years and $2,000,000; Mr. Cochran, 24 years and $1,250,000; Mr. Hammonds, 19 years and $1,250,000; and Mr. Kaufman, 26 years and $1,000,000. Past service to MNC Financial is included in credited years of service.

     Annual benefits at normal retirement are 1.3% of average annual compensation times years of credited service up to 40 plus .5% of average annual compensation in excess of covered compensation times years of credited service up to 30. Average annual compensation is determined by averaging the 60 consecutive months of compensation out of the last 120 months which yield the highest average. Compensation includes salary, but not bonuses, and may not exceed $160,000 in 1999 for this purpose. Covered compensation is the 30-year average of amounts with respect to which Social Security taxes must be paid. Benefits payable under the pension plan are not subject to deductions for Social Security and other offset amounts.

     The executive officers named in the Summary Compensation Table (except for Mr. Lerner who does not participate in the Plan at his request) participate in a supplemental retirement plan which provides a retirement benefit equal to 80% of the participant's highest average salary for any 12 month period during the 72 months preceding retirement. Benefits are reduced by pension and Social Security benefits. The Plan also provides for salary continuation in the event of the death or disability of the participant. Except for Mr. Cawley, participants named in the Summary Compensation Table must remain employed until age 60 to receive a retirement benefit. Annual retirement benefits at age 65 under the Plan based on 1999 salaries, net of pension and Social Security benefits, would be approximately: Mr. Cawley, $1,470,641; Mr. Cochran, $859,959; Mr. Hammonds, $875,418; and Mr. Kaufman, $660,091. The Corporation has obtained insurance on the lives of participants (other than Mr. Lerner, who does not participate in the Plan at his request) in the Plan and expects over time to recover from the proceeds of the insurance the cost of benefits paid under the Plan and premiums for the insurance.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report is submitted by the Corporation's Compensation Committee and Stock Option Committee. Each member of the Compensation Committee and the Stock Option Committee is a non-employee director. The Compensation Committee is comprised of Messrs. Berick and Civiletti and Drs. Markowitz and Rosenthal. The Stock Option Committee is comprised of Drs. Markowitz and Rosenthal.

     The Corporation's compensation program provides annual cash compensation to executive officers that recognizes short term company performance, and long term compensation that encourages executive officers to focus on the future as well as the present. The program is designed to reward current performance in proper context with the long term health of the Corporation. Annual cash compensation consists primarily of salary and bonus. Long term programs include stock options, restricted shares and retirement programs.

ANNUAL COMPENSATION

     The Compensation Committee determines annual salaries and bonuses for senior executive officers. Salaries are based primarily on experience, responsibilities and corporate and individual performance. Bonuses for the most senior executive officers are based on corporate performance.

     The Compensation Committee measures corporate performance primarily by achievement of the objectives set forth in the Corporation's financial plan, including goals for net income, managed loans, new accounts, managed credit losses, customer retention and operating efficiency. The Corporation exceeded the net income goal and substantially achieved all other 1998 performance objectives. The Compensation Committee also considers, but gives less weight to, the competitive and economic environment in which these results are achieved and other factors, such as superior customer quality, results of regulatory examinations and the total return on the Corporation's common stock compared to the S&P 500 and S&P Financial Indices.

     The 1998 bonuses paid to the Corporation's senior executive officers named in the Summary Compensation Table were paid pursuant to the Corporation's Senior Executive Performance Plan, which provided for payment of 1998 bonuses in an amount equal to 200% of 1997 base salary if the Corporation achieved the 1998 net income objective established by the Compensation Committee. The Compensation Committee retained authority to reduce or eliminate the bonuses notwithstanding attainment of the net income objective. The Corporation's 1998 net income, as certified by the Compensation Committee, exceeded the net income objective for that year.

     The Compensation Committee also reviewed and considered salaries, bonuses and certain long term compensation paid in 1997 to chief executive officers of other publicly held companies that issue credit cards (the most recent data available). Several of these companies, along with others, are included in the S&P Financial Index comparison in the Stock Performance Graph. When the cash compensation paid to chief executive officers of these companies is adjusted (based on limited available data) for significant differences in business lines, size, earnings, corporate performance, compensation practices, and other factors, the Compensation Committee believes that the compensation paid to the Corporation's Chief Executive Officer is appropriate. The Compensation Committee also considered other benefits received by the senior executive officers and the fact that Mr. Lerner generally did not participate in these benefits.

     Based on its review, the Compensation Committee approved 1999 salaries in amounts it judged to be appropriate and payment of 1998 bonuses in the full amount authorized for 1998 under the Senior Executive Performance Plan. The Compensation Committee increased the annual salaries of Messrs. Lerner and Cawley from $1,500,000 to $2,000,000, of Messrs. Cochran and Hammonds from $1,000,000 to $1,250,000 and of Mr. Kaufman from $900,000 to $1,000,000. The salaries for Messrs. Lerner and Cawley had been $1,500,000 for four years and the salaries for Messrs. Cochran and Hammonds had been $1,000,000 for two years. The increase was intended to strike a balance between salary and incentive compensation. Maximum potential bonus amounts for 1999 under the Senior Executive Performance Plan will remain the same as in 1998 and 1997.

     Messrs. Lerner and Cawley received the same number of restricted shares and the same bonus as in 1997 and 1996. Mr. Lerner's bonus was paid in restricted shares of the Corporation's common stock at his request. Salaries for 1998 for senior executive officers were approved by the Compensation Committee based on review of the Corporation's performance for 1997 applying the same criteria. Salaries and bonuses for 1998 and salaries for 1999 for all other officers were determined by the senior executive officers based on the same factors used by the Compensation Committee.

     During 1998, the Compensation Committee approved special payments to senior executive officers, in cash or combination of cash and the transfer of ownership of an automobile, in connection with the termination of the Corporation's automobile program for senior officers.

LONG TERM COMPENSATION

     The Stock Option Committee grants stock options and restricted shares to executive and other officers and key employees under the Corporation's 1997 Long Term Incentive Plan.

     During 1998, the Stock Option Committee granted restricted shares to senior executive officers as additional compensation based on the Corporation's results compared to the goals set forth in its financial plan and as incentive to remain with the Corporation and for future performance. Restricted shares are forfeited if the holder's employment terminates other than as a result of retirement, death, disability, or a change in control of the Corporation, or as otherwise determined by the Stock Option Committee. During 1998, the Stock Option Committee approved a waiver of the restrictions on some restricted shares granted in 1991 and 1993 to Messrs. Cawley, Cochran, Hammonds and Kaufman, to be used to make charitable gifts.

     The Stock Option Committee granted stock options during 1998 under the Corporation's 1997 Long Term Incentive Plan for a total of 10,422,998 shares to approximately 130 officers, including the Corporation's most senior executive officers. The stock options granted in 1998 to the most senior executives were exercisable upon grant. Most of the other stock options granted in 1998 are exercisable in installments over a five-year period. The options were granted based on the recipient's performance and responsibilities with the Corporation. The Stock Option Committee considered the aggregate options to be outstanding following the grants as a percentage of total shares and options outstanding. The Stock Option Committee grants all options with an exercise price equal to the fair market value of the common stock on the grant date.

     Senior executive officers (except Mr. Lerner at his request) participate in the Corporation's Supplemental Executive Retirement Plan and split dollar life insurance program. These programs provide retirement benefits for those participants who remain with the Corporation until retirement

(generally at age 60) and provide for loss of benefits if a participant engages in competition with the Corporation following termination of employment. Senior executive officers, including Mr. Lerner, also participate in the Corporation's pension plan. Senior executive officers, except Mr. Lerner at his request, also participate in the Corporation's deferred compensation plan and its 401(k) plan and other broad-based benefit plans.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Compensation Committee considers the effect of limitations on deductibility for federal income tax purposes of compensation in excess of $1,000,000 paid in a given year to an executive officer named in the Summary Compensation Table for that year. The Compensation Committee expects that substantially all of the bonuses paid for 1998 pursuant to the Senior Executive Performance Plan should be fully deductible. In addition, the Compensation Committee expects that tax deductions related to exercise of stock options granted by the Stock Option Committee pursuant to the 1997 Long Term Incentive Plan will not be subject to limits on deductions. The Corporation does not incur compensation expense for federal income tax purposes for restricted stock grants until the restricted shares vest.

                            James H. Berick, Esq.
                            Benjamin R. Civiletti, Esq.
                            Stuart L. Markowitz, M.D.
                            Michael Rosenthal, Ph.D.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee and Stock Option Committee during 1998 are listed above. No member of the Compensation Committee has served as an executive officer or employee of the Corporation or served during 1998 as an executive officer of another entity of which any executive officer of the Corporation was a director or member of the compensation committee.

     Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick is chairman, and Venable, Baetjer and Howard, LLP, of which Mr. Civiletti is chairman, are among the law firms that provide legal services to the Corporation.

                             CERTAIN RELATIONSHIPS

     The Corporation's directors, executive officers, certain members of their immediate families and certain affiliated companies hold credit cards or other lines of credit issued by the Corporation on the same terms prevailing at the time for those issued to other persons.

     In July 1998 and February 1999 the Board of Directors approved the sale to Mr. Cawley of artwork in the amount of $125,000 and $350,000 respectively, the value determined by the artist.

     In March 1999 the Board of Directors approved a ten-year marketing agreement with the Cleveland Browns football team, of which Mr. Lerner is Chairman and owner. The Corporation will pay the Cleveland Browns approximately $3,000,000 per year for marketing rights. The Corporation believes that the terms of its agreement with the Browns are fair to the Corporation.

                            STOCK PERFORMANCE GRAPH

     The following chart compares the total return on the Corporation's common stock from December 31, 1993 through December 31, 1998 to the total return for the same period of the S&P 500 and S&P Financial Indices. The graph assumes that the value of the investment in the Corporation's common stock and each index was $100 at December 31, 1993 and that all dividends were reinvested. While total return comparisons may be useful to investors in gauging the performance of the Corporation's common stock, in the opinion of the Corporation's management and Board of Directors, the total return on the Corporation's common stock may not necessarily relate directly to the performance of the Corporation's management and should be used only as one of several important measures including, for example, net income, managed credit losses, customer retention, future business development and operating efficiencies.
                                      [GRAPH]

     At year end 1998, the total return on the Corporation's common stock from December 31, 1993 was 521%, compared to the total return on the S&P Financial Index of 231% and the S&P 500 Index of 194%. The average annual total return on the Corporation's common stock for this period was 46%. The measurement points used in the graph and set forth below are based on an initial investment of $100.

DECEMBER 31,   MBNA   S&P FINANCIALS   S&P 500
------------   ----   --------------   -------
    1994       108           96          101
    1995       175          148          139
    1996       302          201          171
    1997       451          297          229
    1998       621          331          294

                 AMENDMENT TO THE 1997 LONG TERM INCENTIVE PLAN

     The Corporation's 1997 Long Term Incentive Plan (the "Plan") authorizes grants of stock options and restricted and unrestricted share awards to officers, directors, key employees, consultants and advisors of the Corporation. The Board of Directors has approved an amendment to the Plan which is being submitted for approval by the Corporation's stockholders. The Board of Directors recommends that stockholders vote for this amendment.

PROPOSED AMENDMENTS

     The Plan currently authorizes the issuance of 32,250,000 shares of the Corporation's common stock pursuant to grants of options and share awards. At February 26, 1999, grants for 28,411,539 shares had been made and 4,828,986 shares remained available for future grants under the Plan.

     On February 26, 1999, a total of 61,502,722 stock options and 7,180,662 restricted shares were outstanding, including grants made under an expired plan. The stock options and restricted shares outstanding represented 8.0% of the shares of common stock outstanding (including restricted shares) and shares of common stock issuable upon exercise of outstanding stock options.

     The amendment to the Plan would authorize grants of stock options and restricted shares for an indefinite number of shares of common stock, so long as immediately after the grants the sum of the number of outstanding stock options and restricted shares does not exceed 10% of fully diluted shares outstanding. Fully diluted shares outstanding, for this purpose, includes shares of common stock issued and outstanding (including restricted shares) and outstanding stock options. If the Corporation were to issue securities convertible into or exercisable for common stock, the shares into which the securities may be converted or for which the securities may be exercised would also be included in fully diluted shares outstanding.

     The amendment to the Plan would also limit to 2,000,000 the number of restricted shares which may be granted in any calendar year, subject to adjustment for stock splits and similar events as provided in the Plan. The amendment would provide that the limitations on issuance of stock options and restricted shares to 10% of fully diluted shares outstanding and on issuance of restricted shares to not more than 2,000,000 shares annually do not apply to restricted shares issued in lieu of payment of cash bonuses under the Corporation's Senior Executive Performance Plan or other annual bonus plans. The amendment would prohibit the issuance of unrestricted shares under the Plan. The amendment would also limit to 10,000,000 the number of shares with respect to which incentive stock options may be granted during the remaining term of the Plan, subject to adjustment for stock splits and similar events as provided in the Plan. The amendment would prohibit repricing of options previously granted.

     The effect of the 10% limitation would be that at any point in time no additional stock options or restricted share awards may be granted if the grant would cause stock options and restricted shares outstanding immediately after the grant to exceed 10% of fully diluted shares outstanding. Based on the number of stock options and shares outstanding as of February 26, 1999, as of such date approximately 20,800,000 stock options could be granted under the amendment, assuming no restricted shares are issued. The issuance of additional shares of common stock or securities convertible into or exercisable for common stock would increase the number of shares outstanding for this purpose and therefore would have the effect of increasing the number of additional options or restricted shares which may be issued under the amendment to the Plan. Since its initial public offering in 1991, the Corporation has followed a policy of repurchasing a share of its common stock each time an additional share is issued upon exercise of a stock option or grant of a restricted share award. It expects to continue to follow this policy. Exercises of stock options and vesting of restricted shares issued under the Plan and the prior plan would reduce the number of outstanding stock options and restricted shares and therefore would also have the effect of permitting issuance of additional options or restricted shares under the amendment to the Plan. During 1997 and 1998, the Stock Option Committee approved a waiver of restrictions on 350,861 restricted shares granted prior to 1995 to be used to make charitable gifts.

     The Corporation has for many years limited the total of shares issuable upon exercise of outstanding stock options and shares available for future grants to 10% or less of fully diluted shares outstanding. That practice has resulted in requests to stockholders for approval of additional shares for stock options and restricted share awards at three of the past five annual meetings of stockholders. The Board of Directors desires to avoid the need for repeated requests to the stockholders for additional share authorizations while providing sufficient long term stock-based incentives for management and maintaining its policy of limiting dilution from stock option grants and restricted share awards. The Board recommends the proposed amendment to accomplish these objectives.

EXISTING PLAN PROVISIONS

     The Plan is administered by the Stock Option Committee (the "Committee"), which has authority to select participants from among those eligible and to determine the form and substance of awards and any conditions and restrictions on them. All members of the Committee are outside directors.

     Officers, directors, key employees, consultants and advisors of the Corporation are eligible to receive grants of stock options and restricted share awards under the Plan. Although over 1,000 officers, key employees, consultants and advisors were eligible to participate during 1998, substantially all of the awards under the Plan have been made to senior officers and the Committee expects to continue that practice. Approximately 130 persons received grants of options or restricted share awards in 1998.

     The Plan authorizes grants of incentive and nonqualified stock options. All stock options have an exercise price that is not less than the fair market value of the common stock on the date the option is granted. The closing price of the common stock on the New York Stock Exchange on February 26, 1999 was $24.25 per share. The Committee determines the terms and conditions of stock option grants, including the period for exercise, the expiration date and any conditions to exercise. The Committee's current policy is to provide that all options vest in the event of death, disability or retirement of the participant or a change in control. The Committee may amend or modify the terms of any outstanding option grant but will not reprice options previously granted. The maximum number of shares with respect to which options may be granted to any one participant in any year is 2,250,000 shares, subject to adjustment for stock splits and similar events as provided in the Plan.

     The Plan provides for a grant of options for 5,000 shares to each non-employee director at the time the person becomes a director and an additional grant of options for 5,000 shares to each person who is a non-employee director on each January 2. The exercise price of these options is the closing price of the common stock on the New York Stock Exchange on the grant date. These options are exercisable immediately and expire on the earlier of ten years from the grant date or 90 days after the grantee ceases to be a non-employee director. The number of shares for grants to non-employee directors under the Plan is not subject to adjustment for stock splits or similar events.

     As amended, the Plan would authorize share awards only with restrictions. The Committee determines the number of shares to be awarded and the restrictions on the shares. The Corporation issues restricted shares at the time of award, with the participant having all rights of a stockholder, including the rights to vote the shares and receive dividends. The Committee has generally provided that restrictions lapse upon death, disability or retirement of the participant or a change in control. Restricted shares are forfeited to the Corporation if the participant's employment terminates prior to lapse of the restrictions. After a restricted share is granted, the Committee may shorten the period of restriction or waive the restriction.

FEDERAL TAX MATTERS

     Under current federal income tax laws, a participant does not recognize income upon receipt of a stock option. At the time of exercise of a nonqualified option, a participant recognizes ordinary income in an amount equal to the difference between the fair market value of the common stock on the exercise date and the exercise price.

     A participant does not recognize income upon exercise of an incentive stock option. If the shares acquired upon exercise of an incentive stock option are held at least two years from the grant date of the option and one year from the exercise date, upon sale of the shares the participant will recognize long term capital gain in an amount equal to the difference between the sale price and the exercise price of the option. If the shares are sold sooner, the participant generally recognizes ordinary income or loss on the date of sale in an amount equal to the lesser of the difference between the sale price and the exercise price and the difference between the fair market value of the shares on the exercise date and the exercise price.

     The Corporation generally is entitled to an income tax deduction, at the time the participant recognizes ordinary income, in an amount equal to the amount of ordinary income recognized by the participant. Section 162(m) of the Internal Revenue Code, as amended in 1993, denies to a publicly held corporation a deduction in determining its taxable income for covered compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or certain other officers whose compensation must be reported in its proxy statement. Tax deductions related to exercise of stock options are not subject to this limitation if, among other things, the stock options are granted pursuant to a plan approved by stockholders. The Corporation believes that the Plan, as currently in effect and as proposed to be amended, meets all requirements of
Section 162(m). Section 280G of the Internal Revenue Code denies a deduction to a corporation for excess parachute payments made to an officer or employee if contingent upon a change in control. A portion of the deduction which the Corporation might otherwise receive upon exercise of nonqualified stock options or vesting of restricted shares if accelerated by a change in control may not be available in these circumstances.

     The Corporation may withhold, or require a participant to remit to the Corporation, an amount sufficient to satisfy any federal, state and local tax withholding requirements. The Committee has provided that a participant may satisfy a tax withholding requirement by delivery of shares of Corporation common stock owned by the participant, including shares the participant is entitled to receive upon exercise of the option.

     The Board of Directors may amend the Plan without the approval of stockholders. The New York Stock Exchange requires that an increase in the number of shares authorized for grant be approved by stockholders. No further grants may be made under the Plan after December 31, 2006.

     The affirmative vote of a majority of the votes cast at the meeting (provided that at least 50% of the shares entitled to vote are voted) is required to approve the proposed amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 LONG TERM INCENTIVE PLAN.

                              STOCKHOLDER PROPOSAL

     The Corporation has been advised that The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, New York, 10017-4594, beneficial owner of 15,750 shares of the Corporation's common stock, intends to introduce the following resolution at the Annual Meeting:

                               "MBNA CORPORATION
                      DIVERSITY ON THE BOARD OF DIRECTORS

     WHEREAS we believe that the Boards of many publicly-held corporations have benefited from the perspectives brought by their many well-qualified board members who are women or members of racial minority groups;

     WHEREAS MBNA Corporation currently has a distinguished Board of seven persons, all of whom are white males;

     WHEREAS the company's Board does not have a nominating committee composed of independent directors;

     WHEREAS according to a New York Times article (11/8/98), two members of MBNA's compensation committee work for law firms that provide services to the company, raising questions about their ability to render independent judgments of executives' performance for remuneration purposes;

     WHEREAS we believe that the Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

     RESOLVED that the shareholders request the Board, in connection with its search for suitable Board candidates, to make greater efforts to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

                              SUPPORTING STATEMENT

     The presence of women and minority group members on a corporate Board of Directors is fortunately no longer a novelty. Surveys of companies in held [sic] in the sponsor's (a major religious institution with an endowment of almost $300,000,000) portfolio have revealed that the overwhelming majority of its American portfolio companies have members who are women and/or minority group members on their Boards, and many have more than one such Board member.

     We believe that the judgments and perspectives that women and members of minority groups bring to Board deliberations improve the quality of Board decision making. We therefore urge the corporation to enlarge its search of qualified Board members by casting a wider net. Please note that America's largest insurance company, with $52 billion invested in stocks, has adopted guidelines for its portfolio companies calling for Boards which are diverse in terms of experience, sex, age, and race.

     This proposal does not require, or even request, that women or members of minority groups be appointed to the Board, but only that greater efforts be made to ensure that such persons are included among those considered for nomination to the Board. Neither does the resolution sponsor suggest that the company is actively engaged in discrimination. Rather, we believe that intentional efforts are needed to identify and recruit talented individuals who might not otherwise be considered for nomination to the Board--and all too often, such people are women and/or minority group members. Our concerns relate primarily to the process by which candidates for Board membership are selected.

     If you believe that it would be advantageous for our company to make greater efforts towards the goal of a more diverse Board, please vote YES."

                          BOARD OF DIRECTORS' RESPONSE

     In the selection of candidates for Board membership, the Board seeks to select and recommend to the Corporation's stockholders the best qualified persons based upon their individual talents, experience and abilities without regard to race, religion, national origin or gender. The proposal is not in the best interests of the Corporation or its stockholders, which interests are best served by permitting the Board of Directors maximum flexibility to seek highly qualified directors.

     Five of the Corporation's seven directors have served as directors since 1991 and two have served since 1993. During the period since its initial public offering in January 1991 the Corporation's average annual total return to stockholders has been 48% compared to 22% for the S&P 500 Index and to 29% for the S&P Financial Index. The Corporation has produced earnings increases averaging 25% in the 32 quarters since it became a public company. The Board of Directors does not believe that adoption of the proposal would demonstrably improve the Corporation's performance.

     The affirmative vote of a majority of the shares cast at the meeting is required to approve the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                              INDEPENDENT AUDITORS

     The Corporation has retained Ernst & Young LLP as its independent auditors for 1999. Ernst & Young LLP has served as the independent auditors for the Corporation since 1991.

     Representatives of Ernst & Young LLP will attend the meeting and, while they do not intend to make a statement, will respond to appropriate questions directed to them.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholder proposals to be included in the Corporation's proxy material for the 2000 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices not later than November 20, 1999.

     With respect to any other stockholder proposals, a Corporation Bylaw provides that no business, including a nomination for election as a director, may be brought before an annual or special meeting of stockholders by any stockholder unless the stockholder has given written notice of the business to the Corporation's Secretary not later than 60 days prior to the date of the meeting. If less than 70 days public notice of the date of the meeting has been given, the stockholder notice must be received within 10 days following notice or publication of the date of the meeting. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. A copy of the Bylaw may be obtained from the Secretary of the Corporation at the address set forth in the accompanying notice.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Corporation does not intend to bring any other matter before the meeting requiring action of the stockholders, nor does it have any information that any other matter will be brought before the meeting. However, if any other matter requiring the vote of the stockholders properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Corporation.

                           ANNUAL REPORT ON FORM 10-K

     THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED FOR A PROXY, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR ITS MOST RECENTLY COMPLETED FISCAL YEAR. REQUESTS SHOULD BE DIRECTED TO JOHN W. SCHEFLEN, SECRETARY, AT THE ADDRESS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

March 19, 1999

                         [LOGO] PRINTED ON RECYCLED PAPER

                                MBNA CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James H. Berick, Charles M. Cawley and Benjamin R. Civiletti, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Common Stock of MBNA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 26, 1999 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1. ELECTION OF DIRECTORS

[ ] FOR all nominees listed below        [ ]  WITHHOLD AUTHORITY
                                         to vote for all nominees listed below

NOMINEES: Alfred Lerner, Charles M. Cawley, James H. Berick, Benjamin R. Civiletti, Randolph D. Lerner, Stuart L. Markowitz, Michael Rosenthal

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                            OUT THAT NOMINEE'S NAME.

2. AMENDMENT OF 1997 LONG TERM INCENTIVE PLAN TO PROVIDE FOR ADDITIONAL SHARES FOR GRANT AND TO PLACE CERTAIN RESTRICTIONS ON GRANTS MADE UNDER THE PLAN

            [ ] FOR                [ ] AGAINST                [ ]  ABSTAIN

                          (continued on reverse side)

  -------------------------------------------------------------------------

                             (continued from front)

The Board of Directors recommends a vote AGAINST proposal 3.

3. STOCKHOLDER PROPOSAL

            [ ] FOR                [ ] AGAINST                [ ]  ABSTAIN

4. TRANSACTION OF WHATEVER OTHER BUSINESS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

    Please sign exactly as name appears below. When shares are held jointly, any co-owner may sign unless the Secretary of the Corporation has been given notice to the contrary and has been furnished with a copy of the order or instrument which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                              Dated:_______________________,1999

                                              Signature:
                                                        ------------------------

                                              ----------------------------------
                                              Please mark, sign, date and return
                                              this proxy card promptly in the
                                              enclosed envelope.